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                        SHAREHOLDER SERVICING AGREEMENT


[DATE]


BNY Hamilton Funds, Inc.
125 West 55th Street
New York, New York 10019


Gentlemen:

                  We wish to enter into this Shareholder Servicing Agreement with you concerning the provision of personal shareholder service and administrative assistance to our customers ("Customers") who may from time to time beneficially own shares of the Hamilton Classic class of BNY Hamilton Treasury Money Fund (the "Hamilton Classic Class") of BNY Hamilton Funds, Inc. (the "Corporation"). The terms and conditions of this agreement are as follows:

                  1. We agree to provide any or all of the following support services to Customers who may from time to time beneficially own shares of the Hamilton Classic Class ("Hamilton Classic Shares"): (i) aggregating and processing purchase and redemption requests for Hamilton Classic Shares from Customers and placing net purchase and redemption orders with BNY Hamilton Distributors, Inc., the Corporation's distributor; (ii) providing Customers with a service that invests the assets of their accounts in Hamilton Classic Shares pursuant to specific or pre-authorized instructions; (iii) processing dividend payments from the Corporation on behalf of Customers; (iv) providing information periodically to Customers showing their positions in the Hamilton Classic Class; (v) arranging for bank wires;
         (vi) providing dedicated walk-in and telephone facilities to respond to Customer inquiries and needs; (vii) providing sub-accounting with respect to Hamilton Classic Shares beneficially owned by Customers or the information to the Hamilton Classic Class necessary for sub-accounting; (viii) if required by law, forwarding shareholder communications from the Corporation (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend distribution and tax notices) to Customers; and (ix) providing such other similar services as the Corporation may reasonably request to the extent we are permitted to do so under applicable statutes, rules or regulations.



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                  2. We may be subject to the provisions of the Glass-Steagall
         Act and other laws governing, among other things, the conduct of activities by federally chartered and supervised banks and other banking organizations. As such, the Corporation recognizes that we are restricted in the activities we may undertake and for which we may be paid and, therefore, we will perform only those activities that are consistent with our statutory and regulatory obligations. We will act solely as agent for, upon the order of, and for the account of, our Customers.

                  3. We will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in our business, or any personnel employed by us) as may be reasonably necessary or beneficial in order to provide such services to Customers.

                  4. We will not, nor will any of our officers, employees or agents, make any representations concerning the Corporation or the Hamilton Classic Shares, except those contained in the Corporation's then-current prospectus for the Hamilton Classic Class, copies of which will be supplied to us by the Corporation, or in such supplemental literature or advertising as may be authorized by the Corporation in writing.

                  5. For all purposes of this Agreement, we will be deemed to be an independent contractor, and will have no authority to act as agent for the Corporation in any matter or in any respect. We agree to and do release, indemnify and hold the Corporation harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by us or our officers, employees or agents regarding our responsibilities hereunder or the purchase, redemption, transfer or registration of Hamilton Classic Shares by or on behalf of Customers. We and our employees, upon request, will be available during normal business hours to consult with the Corporation or its designees concerning the performance of our responsibilities under this Agreement.

                  6. In consideration of the services and facilities provided by us hereunder, the Corporation agrees to pay us and we will accept as full payment therefor, a fee at the annual rate of .25% of the average daily net asset value of the Hamilton Classic Shares beneficially owned by our Customers with whom we have a servicing relationship (the "Customers' Shares"), which fee will be computed daily and payable monthly. We agree to and do waive such portion of the fee payable under this Section 6


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         as is necessary to assure that the amount of such fee which is required to be accrued on any day with respect to our Customers does not exceed the income to be accrued to our Customers' Shares on that day. For purposes of determining the fees payable under this Section 6, the average daily net asset value of the Customers' Shares will be computed in the manner specified in the Corporation's registration statement (as the same is in effect from time to time) in connection with the computation of the net asset value of the Hamilton Classic Class for purposes of purchases and redemptions. The Corporation, in its discretion and without notice, may suspend or withdraw the sale of Hamilton Classic Shares, including the sale of such shares for the account of any Customer or Customers.

                  7. Any person authorized to direct the disposition of monies paid or payable by the Corporation pursuant to this Agreement will provide to the Corporation's Board of Directors, and the Corporation's Directors will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, we will furnish the Corporation or its designees with such information as the Corporation or its designees may reasonably request (including, without limitation, periodic certifications confirming the provision to Customers of the services described herein), and will otherwise cooperate with the Corporation or its designees (including, without limitation, any auditors designated by the Corporation), in connection with the preparation of reports to the Corporation's Board of Directors concerning this agreement and the monies paid or payable pursuant hereto, as well as any other reports or filings that may be required by law. We will promptly report to the Corporation any potential or existing conflicts with respect to the investments of our customers in the Hamilton Classic Class.

                  8. The Corporation may enter into other similar Shareholder Servicing Agreements with any other person or persons without our consent.

                  9. We represent, warrant and agree that: (i) in no event will any of the services provided by us hereunder be primarily intended to result in the sale of any shares issued by the Corporation; (ii) the compensation payable to us hereunder, together with any other compensation payable to us by Customers in connection with the investment of their assets in the Hamilton Classic Class, will be disclosed by us to our Customers, will be authorized by our Customers and will not result in an excessive or unreasonable fee to us; (iii) we will not advertise or otherwise promote our


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         Customer accounts primarily as a means of investing in the Hamilton
         Classic Class or establish or maintain Customer accounts for the primary purpose of investing in the Hamilton Classic Class; (iv) in the event an issue pertaining to this agreement is submitted for shareholder approval, we will vote any Hamilton Classic Shares held for our own account in the same proportion as the vote of the Hamilton Classic Shares held for our Customers' benefit; and (v) we will not engage in activities pursuant to this Agreement which constitute acting as a broker or dealer under state law unless we have obtained the licenses required by such law.

                  10. This Agreement will become effective on the date a fully executed copy of this agreement is received by the Corporation or its designee. Unless sooner terminated, this Agreement will continue until _______________, and thereafter will continue automatically for successive annual periods ending on ________________.

                  11. All notices and other communications will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address shown above, or to such other address as either party shall so provide the other.

                  12. This Agreement shall be construed in accordance with the internal laws of the State of New York without giving effect to principles of conflict of laws, and is non-assignable by the parties hereto.




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                  If you agree to be legally bound by the provisions of this
Agreement, please sign a copy of this letter where indicated below and promptly return it to us.

                               Very truly yours,

                               [Shareholder Organization]


                               By:  ______________________________

                               Name:

                               Title:

                               Date:



Accepted and agreed to:

BNY HAMILTON FUNDS, INC.


By: _____________________________

Name:

Title:

Effective Date: